Exhibit 99.1

Internationally Renowned Pediatric Dentist Appointed to BIOLASE Board of Directors

Rear Admiral (retired) Dr. Elaine Wagner Brings More Than 30 Years of Dental Expertise

IRVINE, Calif., Oct. 9, 2018 – BIOLASE, Inc. (NASDAQ: BIOL), the global leader in dental lasers, today announced that Dr. Elaine C. Wagner, a retired Rear Admiral with 33 years of service in the United States Navy, has been appointed to its Board of Directors.

“Dr. Wagner is a renowned leader in the practice of pediatric dentistry, and her vast experience combined with strong management skills will be invaluable to BIOLASE and to our customers,” said Todd Norbe, president and chief executive officer. “We are excited to have her join our board and look forward to her contributions as we continue to focus on making lasers the standard of care in pediatric dentistry and advancing dentistry through laser technology.”

Dr. Wagner is the first female board-certified pediatric dentist to be promoted to the rank of Rear Admiral, upper-half, in the United States Navy Dental Corps. She completed residency at Riley Children’s Hospital in Indianapolis in 1982 and was certified by the American Board of Pediatric Dentistry in 1991. After 18 months in private practice, Dr. Wagner was commissioned in the US Navy in 1983. After distinguished tours in San Diego and the Philippines, she was assigned to the National Naval Medical Center as the Dental Department’s first pediatric dentist in 1992. Following that assignment, her career carried her through many distinguished Navy dental positions, including a year as a Commanding Officer at the Navy’s Expeditionary Medical Facility (EMF) in Kuwait. In 2009, Dr. Wagner assumed command of the Naval Health Clinic New England. The following year, she assumed the duties as the director, Medical Resources Plans and Policy Division, Office of the Chief of Naval Operations code N931 and chief, Navy Dental Corps. From 2011 to 2014, she served as the commander of Navy Medicine East and Naval Medical Center Portsmouth, and as director of the Tidewater Enhanced Multi-Service Market. From 2014 until she retired in 2017, Dr. Wagner served at the Navy’s Bureau of Medicine and Surgery in Falls Church, Virginia as the Director for Readiness and Health.

“I am delighted to be joining Biolase at this exciting time,” said Dr. Wagner. “I look forward to advancing dentistry through laser technology and believe by doing this, we can help raise an entire generation of people who are not afraid of going to the dentist.”

Dr. Wagner currently serves as the Registrar/Executive Director for the International College of Dentists USA Section. Her military decorations and awards include the Legion of Merit with three gold stars, Meritorious Service Medal with three gold stars, Navy and Marine Corps Commendation Medal with three gold stars, and the Navy and Marine Corps Achievement Medal with two gold stars.

With the appointment of Wagner, BIOLASE now has six board members, with three of the board members having combined dental industry experience of 90 years.

About BIOLASE

BIOLASE, Inc. is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine and also markets, sells, and distributes dental imaging equipment, including three-dimensional CAD/CAM intra-oral scanners and digital dentistry software. BIOLASE’s products advance the practice of dentistry and medicine for patients and healthcare professionals. BIOLASE’s proprietary laser products incorporate approximately 244 patented and 74 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. BIOLASE’s innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold over 37,600 laser systems to date in over 90 countries around the world. Laser products under development address BIOLASE’s core dental market and other adjacent medical and consumer markets.

For updates and information on Waterlase iPlus®, Waterlase Express™, and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc and LinkedIn at www.linkedin.com/company/biolase.

BIOLASE®, Waterlase® and Waterlase iPlus® are registered trademarks of BIOLASE, Inc.

BIOLASE, Inc.

BIOLASE, Inc.

John R. Beaver, Executive Vice President and Chief Financial Officer

833-BIOLASE

jbeaver@biolase.com

or

EVC Group LLC

Michael Polyviou / Todd Kehrli

(732) 933-2754

mpolyviou@evcgroup.com / tkehrli@evcgroup.com